FORM OF

EAGLE SERIES TRUST

CLASS A

DISTRIBUTION PLAN

SCHEDULE A

The maximum annualized fee rate pursuant to Paragraph 1 of the Eagle Series Trust Class A Distribution Plan shall be as follows:

INTERMEDIATE CONSERVATIVE BOND FUND	0.35%
INTERNATIONAL EQUITY FUND	0.35%
LARGE CAP CORE	0.35%
MID CAP GROWTH FUND	0.35%
MID CAP STOCK FUND	0.35%
SMALL CAP CORE VALUE FUND	0.35%
SMALL CAP STOCK FUND	0.35%

Dated: August __, 2009